EXHIBIT 1.2

TERMS AGREEMENT

November 28, 2022

LINDE INC.

10 Riverview Drive

Danbury, CT 06810-6268

Ladies and Gentlemen:

Reference is made to the Standard Underwriting Agreement Provisions (June 2, 2020 edition) that is Exhibit 1.1 of the Registration Statement on Form S-3 referenced below and filed by Linde plc with the Securities and Exchange Commission. Such Standard Underwriting Agreement Provisions, other than the form of Terms Agreement attached thereto as Exhibit A (the “Standard Provisions”), are incorporated herein by reference in their entirety (as modified as set forth in Section 2 below) and shall be deemed to be a part of this Terms Agreement to the same extent as if the Standard Provisions had been set forth in full herein. Terms defined in the Standard Provisions are used herein as therein defined.

1.	Terms.

Subject to the terms and conditions set forth herein or incorporated by reference herein from the Standard Provisions, each Underwriter named in Annex I attached hereto agrees, severally and not jointly, to purchase the Offered Securities described below in the amount set forth opposite such Underwriter’s name on such Annex. The closing in respect of the purchase and sale of the Offered Securities shall occur on the date set forth below as the “Closing Date” at or about the time specified below.

Registration Statement:	333-238875

Date of Base Prospectus:	June 2, 2020

Date of Preliminary Prospectus Supplement:	November 28, 2022

Pricing Term Sheet:	Attached as Annex II hereto

Date of Prospectus Supplement:	November 28, 2022

Time of Sale:	5:50 p.m. (New York City time) on November 28, 2022

Closing Date:	December 5, 2022 (T+5)

Time of Closing:	9:00 a.m. (New York City time) on December 5, 2022

Names and Addresses of Representatives for notices per Section 10 of the Standard Provisions:

BofA Securities, Inc.
114 W 47th St., NY8-114-07-01

New York, New York 10036
Attention: High Grade Transaction

Management/Legal

Fax: 646-855-5958

Citigroup Global Markets Inc.
388 Greenwich Street

New York, New York 10013
Attention: General Counsel

Fax: 646-291-1469

Deutsche Bank Securities Inc.
1 Columbus Circle

New York, New York 10019
Attention: Debt Capital Markets Syndicate, with a

copy to General Counsel

Fax: 646-374-1071

For purposes of Sections 2 and 7 of the Standard Provisions, the information furnished to the Registrants by any Underwriter:	The third sentence of the ninth paragraph, regarding the underwriters intending to make a market in the Notes, and the eleventh, twelfth and the thirteenth paragraph, regarding the underwriters’ other relationships with the Issuer, under the heading “Underwriting” in the Preliminary Prospectus Supplement.

Issuer:	Linde Inc. (formerly known as Praxair, Inc.)

Title of Offered Securities:	4.800% Notes due 2024 (the “2024 Notes”) 4.700% Notes due 2025 (the “2025 Notes” and, together with the 2024 Notes, the “Offered Securities”)

Purchase Price for Underwriters:

2024 Notes: 99.757% of the principal amount thereof, plus accrued interest, if any, from December 5, 2022

2025 Notes: 99.642% of the principal amount thereof, plus accrued interest, if any, from December 5, 2022

2.	Modifications to the Standard Provisions.

For purposes of this Terms Agreement, all references to “Praxair, Inc.” and “Praxair” in the Standard Provisions shall be deemed to refer to “Linde Inc.”

For purposes of this Terms Agreement, in Section 2(C)(g) of the Standard Provisions, the definition of “Designated Jurisdiction” shall be amended to add “the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic” before the closing parentheses, and the definition of “Sanction(s)” shall be amended to change “Her Majesty’s Treasury” to “HM Treasury”.

For purposes of this Terms Agreement, Section 4(g) of the Standard Provisions is replaced with the following:

“Between the date of any Terms Agreement and the Closing Date specified in such agreement, Linde Inc. will not, without the prior consent of the Representatives (which consent shall not be unreasonably withheld or delayed), directly or indirectly, offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise transfer or dispose of any debt securities of Linde Inc. having a maturity of more than one year from the date of issue that are similar in terms of the Offered Securities, or publicly disclose the intention to make any such offer, sale, pledge or other transfer disposition.”

For purposes of this Terms Agreement, Exhibits B-1, B-2, C-1, C-2 and D to the Standard Provisions are replaced with the forms of opinions and letter agreed prior to the Time of Sale between the relevant counsel and counsel for the Underwriters.

For purposes of this Terms Agreement, the words before “(i)” in Section 6(f) of the Standard Provisions are replaced with the following:

“The Representatives shall have received a certificate, dated the Closing Date, of the President, any Vice President, a principal financial or accounting officer or Permanent Representative of the Company in which such person (in such person’s capacity as such) shall state that, to the best of such person’s knowledge,”.

3.	Other Liabilities Governed by Non-EEA Law / Non-UK Law.

Notwithstanding and to the exclusion of any other term of this Terms Agreement or any other agreements, arrangements, or understanding between the parties hereto, each counterparty to a BRRD Party acknowledges and accepts that a BRRD Liability arising under this Terms Agreement may be subject to the exercise of Bail-in Powers by the Relevant Resolution Authority, and acknowledges, accepts, and agrees to be bound by:

(a) the effect of the exercise of Bail-in Powers by the Relevant Resolution Authority in relation to any BRRD Liability of any BRRD Party to it under this Terms Agreement, that (without limitation) may include and result in any of the following, or some combination thereof:

(i) the reduction of all, or a portion, of the BRRD Liability or outstanding amounts due thereon;

(ii) the conversion of all, or a portion, of the BRRD Liability into shares, other securities or other obligations of the relevant BRRD Party or another person, and the issue to or conferral on it of such shares, securities or obligations;

(iii) the cancellation of the BRRD Liability; and

(iv) the amendment or alteration of any interest, if applicable, thereon, the maturity or the dates on which any payments are due, including by suspending payment for a temporary period; and

(b) the variation of the terms of this Terms Agreement, as deemed necessary by the Relevant Resolution Authority, to give effect to the exercise of Bail-in Powers by the Relevant Resolution Authority.

As used in this Section 3:

“Bail-in Legislation” means in relation to the UK and a member state of the European Economic Area which has implemented, or which at any time implements, the BRRD, the relevant implementing law, regulation, rule or requirement as described in the EU Bail-in Legislation Schedule from time to time

“Bail-in Powers” means any Write-down and Conversion Powers as defined in the EU Bail-in Legislation Schedule, in relation to the relevant Bail-in Legislation.

“BRRD” means Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

“BRRD Party” means a party to this Terms Agreement that is subject to Bail-in Powers.

“EU Bail-in Legislation Schedule” means the document described as such, then in effect, and published by the Loan Market Association (or any successor person) from time to time at http://www.lma.eu.com/pages.aspx?p=499.

“BRRD Liability” means a liability in respect of which the relevant Write Down and Conversion Powers in the applicable Bail-in Legislation may be exercised.

“Relevant Resolution Authority” means the resolution authority with the ability to exercise any Bail-in Powers in relation to the relevant BRRD Party.

4.	Miscellaneous.

We represent that we are authorized to act for the several Underwriters named in Annex I hereto in connection with this financing and any action under this agreement by any of us will be binding upon all the Underwriters.

This Terms Agreement may be executed in one or more counterparts, all of which counterparts shall constitute one and the same instrument. Delivery of an executed agreement by one party to the others may be made by facsimile, electronic mail (including any electronic signature complying with the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), as amended from time to time, or other applicable law) or other transmission method, and the parties hereto agree that any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature Pages Follow]

If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to us the enclosed duplicate hereof, whereupon it will become a binding agreement among the Company and the several Underwriters in accordance with its terms.

Very truly yours,

BOFA SECURITIES, INC.

On behalf of itself and as Representative of the Several Underwriters

By:	/s/ Laurie Campbell
Name: Laurie Campbell
Title: Managing Director

CITIGROUP GLOBAL MARKETS INC.

On behalf of itself and as Representative of the Several Underwriters

By:	/s/ Brian D. Bednarski
Name: Brian D. Bednarski
Title: Managing Director

DEUTSCHE BANK SECURITIES INC.

On behalf of itself and as Representative of the Several Underwriters

By:	/s/ Ben Smilchensky
Name: Ben Smilchensky
Title: Managing Director

By:	/s/ Thomas Short
Name: Thomas Short
Title: Managing Director

[Signature Page to Linde Terms Agreement]

The foregoing Terms Agreement is hereby confirmed as of the date first above written

LINDE INC.

By:	/s/ Anne Boyd
Name: Anne Boyd
Title: Vice President Tax & Treasurer

LINDE PLC

By:	/s/ Christopher Cossins
Name: Christopher Cossins
Title: UK Permanent Representative

LINDE GMBH

By:	/s/ Daniel Geiger
Name: Daniel Geiger
Title: Senior Counsel

By:	/s/ Matthias von Plotho
Name: Matthias von Plotho
Title: Senior Vice President Finance EMEA

[Signature Page to Linde Terms Agreement]

ANNEX I

Underwriters	Principal Amount of 2024 Notes to be Purchased	Principal Amount of 2025 Notes to be Purchased
BofA Securities, Inc.	$81,000,000	$162,000,000
Citigroup Global Markets Inc.	81,000,000	162,000,000
Deutsche Bank Securities Inc.	81,000,000	162,000,000
BBVA Securities Inc.	6,000,000	12,000,000
BNP Paribas Securities Corp.	6,000,000	12,000,000
Santander Investment Securities Inc.	6,000,000	12,000,000
Standard Chartered Bank	6,000,000	12,000,000
Australia and New Zealand Banking Group Limited	3,667,000	7,333,000
Banco Bradesco BBI S.A.	3,667,000	7,333,000
BNY Mellon Capital Markets, LLC	3,667,000	7,333,000
Commerz Markets LLC	3,667,000	7,333,000
Credit Agricole Securities (USA) Inc.	3,667,000	7,333,000
Landesbank Hessen-Thüringen Girozentrale	3,666,000	7,334,000
Siebert Williams Shank & Co., LLC	3,667,000	7,333,000
Skandinaviska Enskilda Banken AB (publ)	3,666,000	7,334,000
Westpac Banking Corporation	3,666,000	7,334,000
Total	$300,000,000	$600,000,000

ANNEX II — Pricing Term Sheet

[Attached]

Free Writing Prospectus (Supplements the Preliminary Prospectus Supplement dated November 28, 2022)	Filed pursuant to Rule 433 under the Securities Act of 1933 Registration Statement No. 333-238875

Linde Inc.

$300,000,000 4.800% Notes due 2024 (the “2024 Notes”)

$600,000,000 4.700% Notes due 2025 (the “2025 Notes” and, together with the 2024 Notes, the “Notes”)

Pricing Term Sheet

November 28, 2022

Terms Applicable to Each Series of Notes

Issuer:	Linde Inc., a Delaware corporation (formerly known as Praxair, Inc.)

Interest Payment Dates:	Semi-annually in arrears on each June 5 and December 5, commencing June 5, 2023.

Interest Record Dates:	May 20 and November 20

Joint Book-Running Managers:	BofA Securities, Inc. Citigroup Global Markets Inc. Deutsche Bank Securities Inc.

Co-Managers:

BBVA Securities Inc.

BNP Paribas Securities Corp.

Santander Investment Securities Inc.

Standard Chartered Bank

Australia and New Zealand Banking Group Limited

BNY Mellon Capital Markets, LLC

Banco Bradesco BBI S.A.

Commerz Markets LLC

Credit Agricole Securities (USA) Inc.

Landesbank Hessen-Thüringen Girozentrale

Siebert Williams Shank & Co., LLC

Skandinaviska Enskilda Banken AB (publ)

Westpac Banking Corporation

Trade Date:	November 28, 2022

Settlement Date:	December 5, 2022 (T+5). Under Rule 15c6-1 of the Securities and Exchange Act of 1934, as amended, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date of pricing or the two business days thereafter will be required, by virtue of the fact that the Notes will initially settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Terms Applicable to the 2024 Notes

Title of Securities:	4.800% Notes due 2024

Principal Amount:	$300,000,000

Maturity Date:	December 5, 2024

Benchmark Treasury:	4.500% UST due November 30, 2024

Benchmark Treasury Price:	100-01 5/8

Benchmark Treasury Yield:	4.473%

Spread to Benchmark Treasury:	35 basis points

Yield to Maturity:	4.823%

Interest Rate:	4.800% per annum

Public Offering Price (Issue Price):	99.957% of the principal amount thereof plus accrued interest, if any, from December 5, 2022, if settlement occurs after that date.

Optional Redemption:	Make-whole call at T+10 basis points, plus accrued and unpaid interest on the principal amount of the 2024 Notes being redeemed.

CUSIP/ISIN:	53522K AA1 / US53522KAA16

Terms Applicable to the 2025 Notes

Title of Securities:	4.700% Notes due 2025

Principal Amount:	$600,000,000

Maturity Date:	December 5, 2025

Benchmark Treasury:	4.500% UST due November 15, 2025

Benchmark Treasury Price:	100-23

Benchmark Treasury Yield:	4.239%

Spread to Benchmark Treasury:	50 basis points

Yield to Maturity:	4.739%

Interest Rate:	4.700% per annum

Public Offering Price (Issue Price):	99.892% of the principal amount thereof plus accrued interest, if any, from December 5, 2022, if settlement occurs after that date.

Optional Redemption:	Make-whole call at T+10 basis points prior to November 5, 2025; 100% of principal amount on or after November 5, 2025, in either case, plus accrued and unpaid interest on the principal amount of the 2025 Notes being redeemed.

CUSIP/ISIN:	53522K AB9 / US53522KAB98

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting any of the Joint Book-running Managers as set forth below:

BofA Securities, Inc.	dg.prospectus_requests@bofa.com or
800-294-1322 (toll free)

Citigroup Global Markets Inc.	prospectus@citi.com or
800-831-9146 (toll free)

Deutsche Bank Securities Inc.	prospectus.cpdg@db.com or
800-503-4611 (toll free)

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.

ANNEX III — Additional Time of Sale Information

None.